Exhibit 99.1

Morphic Announces Corporate Highlights and Second Quarter 2019 Financial Results

-Successful IPO provides more than $100 million in gross proceeds to advance leading oral integrin development pipeline and MInT discovery platform

- Company remains on track to file INDs for its two lead programs

WALTHAM, Mass., Aug. 12, 2019 (GLOBE NEWSWIRE) — Morphic Therapeutic (NASDAQ: MORF), a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, today reported corporate highlights and financial results for the second quarter of 2019.

“Morphic’s goal is to unlock the broad medical potential of integrin biology with the first orally administered, small-molecule integrin therapeutics. Our recent initial public offering added nearly $100 million to an already strong balance sheet that we plan to use to accelerate the expansion of Morphic’s development pipeline and discovery activities. We believe we now have the financial and human resources to rapidly extend our leadership in integrin therapeutics, supported by our proprietary MInT technology platform and our unique expertise in integrin biology,” said Praveen Tipirneni, M.D., president and chief executive officer of Morphic Therapeutic. “The Morphic team looks forward to filing our first two Investigational New Drug (IND) applications for MORF-720 and the a4b7 program.”

MORF-720 is Morphic’s most advanced candidate targeting the integrin avb6 to treat fibrosis through local inhibition of TGF-b, a key pro-fibrotic cytokine. Fibrosis is a common and progressive feature of most chronic diseases involving tissue injury and can lead to the failure of multiple organs, such as the lungs, liver, skin, and kidney. MORF-720 is being developed for the life-threatening lung disease idiopathic pulmonary fibrosis, and AbbVie has an option to exclusively license the program.

The a4b7 program is Morphic’s wholly-owned program targeting the integrin a4b7 for the treatment of inflammatory bowel disease, a group of chronic autoimmune and inflammatory conditions of the gastrointestinal tract that include ulcerative colitis and Crohn’s disease, among others.

Recent Corporate Highlights

•                  Completed a successful initial public offering (IPO) of common stock on The Nasdaq Global Market, including full exercise of the underwriters’ option to purchase additional shares of common stock, generating gross proceeds of approximately $103.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses.

•                  Appointed Norbert Bischofberger, Ph.D., to the Morphic Board of Directors. Dr. Bischofberger is the former chief scientific officer and executive vice president of research and development for Gilead Sciences. During a career of nearly 30 years with Gilead, he oversaw the development of more than 25 medicines that transformed the treatment of serious pathogens or diseases including HIV, HCV and lymphoma.

Financial Results for Second Quarter 2019:

Net loss for the quarter ended June 30, 2019 was $9.4 million or $4.73 per share compared to a net loss of $6.2 million or $6.16 per unit for the same quarter last year.

•                  Revenue was $5.6 million for the quarter ended June 30, 2019 compared to $0 for the same quarter last year. The increase was due to collaboration agreements signed with AbbVie in October 2018 and Janssen in February 2019.

•                  Research and development expenses were $13.9 million for the quarter ended June 30, 2019, compared to $5.3 million in the same quarter last year. The $8.6 million increase year-over-year reflects development and manufacturing costs associated with lead product candidate, MORF-720; research costs associated with preclinical studies; as well as increased personnel-related costs to support continued progress with the company’s pipeline.

•                  General and administrative expenses were $2.0 million for the quarter ended June 30, 2019, compared to $1.0 million in the same quarter last year. The $1.0 million increase year-over-year was primarily attributable to increased headcount and higher professional and consulting fees associated with ongoing business activities and preparing to operate as a public company.

Morphic’s cash, cash equivalents, and marketable securities and shares outstanding as of June 30, 2019 do not include proceeds and shares issued in connection with Morphic’s IPO which closed on July 1, 2019. As of June 30, 2019, Morphic had cash, cash equivalents, and marketable securities of $170.4 million, compared to $185.9 million at the end of 2018. Morphic believes its cash, cash equivalents, and marketable securities balance as of June 30, 2019, and its net IPO proceeds of $96.3M after deducting underwriting discounts and commissions but before expenses, will be sufficient to fund operating expenses and capital expenditure requirements into at least the end of 2022.

Morphic Holding Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except unit, share, per unit and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018

Collaboration Revenue	$5,567	$—	$11,635	$—
Operating expenses
Research and development	13,907	$5,293	24,278	9,577
General and administrative	2,077	972	3,908	1,906
Total operating expenses	15,984	6,265	28,186	11,483
Loss from operations	(10,417)	(6,265)	(16,551)	(11,483)
Interest income, net	1,119	34	2,182	73
Total other income	1,119	34	2,182	73
Loss before provision for income taxes	(9,298)	(6,231)	(14,369)	(11,410)
Provision for income taxes	(135)	—	(264)	—
Net loss	$(9,433)	$(6,231)	$(14,633)	$(11,410)

Net loss per share, basic and diluted	$(4.73)		$(7.54)
Net loss per unit, basic and diluted		$(6.16)		$(11.28)

Weighted-average common shares outstanding - basic and diluted	1,992,410		1,940,923
Weighted-average common units outstanding - basic and diluted		1,011,227		1,011,227

Morphic Holding Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2019	December 31, 2018
Assets
Cash, cash equivalents and marketable securities	$170,405	$185,901
Other current assets	2,381	1,222
Total current assets	172,786	187,123
Other assets	5,824	2,182
Total assets	$178,610	$189,305

Liabilities and Stockholders’ Equity
Current liabilities	$43,530	$34,903
Long-term liabilities	61,249	67,145
Total liabilities	104,779	102,048
Convertible preferred stock	139,809	139,809
Total stockholders’ deficit	(65,978)	(52,552)
Total liabilities, convertible preferred stock and stockholders’ equity	$178,610	$189,305

About Morphic Therapeutic

Morphic Therapeutic is a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, including autoimmune, cardiovascular and metabolic diseases, fibrosis and cancer. In collaboration with AbbVie, Janssen and Schrödinger, Morphic is advancing its pipeline and discovery activities using its proprietary MInT technology platform which leverages the Company’s unique understanding of integrin structure and biology. For more information, visit www.morphictx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to:  Morphic’s plan to develop and commercialize oral small-molecule integrin therapeutics; the ability of α4β7-specific integrin inhibitors to treat inflammatory bowel disease and MORF-720 to treat idiopathic pulmonary fibrosis; Morphic’s ability to fund its operations; and Morphic’s expectations about timing and ability to obtain regulatory approvals for MORF-720 and α4β7-specific integrin inhibitors. Statements including words such as “looks forward to,” “believe,” “plan,” “continue,” “expect,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause Morphic’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Morphic’s ability to develop, obtain regulatory approval for and commercialize MORF-720 and α4β7-specific integrin inhibitors and other product candidates, the timing and results of preclinical studies and clinical trials, Morphic’s ability to protect intellectual property; and other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Morphic specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Morphic Contact

Robert E. Farrell, Jr., VP Finance and Ops and Treasurer

bob.farrell@morphictx.com

781-996-0955

Media Contact

Tom Donovan, Ten Bridge Communications

tom@tenbridgecommunications.com

857-559-3397